Filed Pursuant to Rule 433

Registration Statement No. 333-271604

Issuer Free Writing Prospectus dated September 7, 2023

Relating to Preliminary Prospectus dated August 3, 2023

WEBUY GLOBAL LTD

3,500,000 Ordinary Shares

This free writing prospectus relates to the initial public offering of ordinary shares of WEBUY GLOBAL LTD (the “Company”) and should be read together with the preliminary prospectus dated August 3, 2023 (the “Preliminary Prospectus”) that was included in Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-271604), which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1946703/000164033423001442/webuy_f1a.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting EF Hutton, division of Benchmark Investments, LLC at (212) 970-5195.

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WEBUY

WEBUY GLOBAL LTD

Investor Presentation – September 2023
Proposed Nasdaq Ticker: WBUY

Issuer Free Writing Prospectus
Dated September 7, 2023
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated August 3, 2023
SEC Registration No. 333-271604
Proposed Nasdaq Ticker: WBUY (listing pending approval)


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Important Notices and Disclaimers; Forward-Looking statements

This presentation relates to the proposed public offering of ordinary shares ("Ordinary Shares") of WEBUY GLOBAL LTD, an exempted company incorporated under the laws of the Cayman Islands ("we", "us", "our", "Webuy" or the "Company") and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1946703/000164033423001442/webuy_f1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact EF Hutton, division of Benchmark Investments, LLC, or contact WEBUY GLOBAL LTD via email: catherinephang@webuy.global.

WEBUY

Forward-Looking statements

This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. If used, the words "believe", "may", "will", "estimate", "continue", "anticipate", "intend", "expect" and similar expressions are intended to identify forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed, and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items, our ability to execute our growth strategies, including our ability to meet our goals, current and future economic and political conditions, our capital requirements and our ability to raise any additional financing which we may require, our ability to attract customers and further enhance our brand recognition, our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business, trends and competition in the e-commerce industry, and other assumptions described in this presentation underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations in the prospectus. We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements.

The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read our prospectus and the documents that we refer to in this presentation and have filed as exhibits to the registration statement completely and with the understanding that our actual future results may be materially different from what we expect.

WEBUY

Offering Summary

Issuer	WEBUY GLOBAL LTD
Offering Type	Initial Public offering
Exchange: Symbol	Nasdaq Capital Market: WBUY
Securities Offered	3,500,000 Ordinary Shares (or 4,025,000 Ordinary Shares assuming that the underwriters exercise their over-allotment option in full)
Offering Price	Expected to be between $4.00 and $4.50 per share
Gross IPO Proceeds	Approximately $14.0 million (based on an assumed initial public offering price of $4.00 per share) excluding proceeds from the exercise of the underwriters' over-allotment option
Shares outstanding Post-Offering	51,511,600 Ordinary Shares (or 52,036,600 Ordinary shares if the underwriters exercise their over-allotment option in full)
Use of proceeds	10% - Establish WEBUY CLUB network for both fruit distribution and community setup in Indonesia 15% - Invest in 360 marketing in Indonesia 20% - Invest in infrastructure relating to information technology 10% - Develop and expand business and operations in Malaysia 10% - Develop and expand business and operations in Thailand 10% - Develop and expand business and operations in Vietnam 10% - Enhance global supply chain capability 15% - Working capital and general corporate purposes
Sole Book Running Manager	EF Hutton, division of Benchmark Investments, LLC

WEBUY


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Chapter 1

Community E-commerce

Company Overview

An emerging Southeast Asian Community e-Commerce Retailor

Focus on grocery and travel

Launched platform in August 2019

Currently operating in Singapore and Indonesia

Successfully served over 269,115 customers since our launch



Community e-commerce model
• Identify the demand for products
• Place orders on a consolidated bulk purchase basis
• Last mile of orders fulfillment
Group Leader ("GL")
• Prompt feedback on customers' needs and wants.
• Source of products and supplies
• Word-of-mouth marketing



WEBUY

Business Work Flow


WEBUY handled
Group Leaders handled
Supplier/seller handled
Customer activities
1 Group leaders share product deals with customers
2 Customers submit orders through group leaders' store in the WEBUY app
3 WEBUY consolidates all orders and submits purchasing orders to suppliers/sellers
4 Suppliers ship products to WEBUY's warehouse
5a Customers collect group orders from Group Leaders
5b WEBUY order fulfilmnet for direct orders
5a WEBUY ships to Group Leaders
WEBUY
SHARING IS FUN
GL

Investment Highlights

Market Potential: market size of community e-commerce in Southeast Asia expected to reach US$15,5billion in 2026*

Unique business model: low customer acquisition costs+ high customer retention+ strong supply chain

Proven management team: CEO previously founded Ezbuy Group – later merged with Lightinthebox Holding Litb, an NYSE listed company

Empowering Growth: Revenue increased 99.9% to approximately $44.6 million for the year ended December 31, 2022

Simplicity in capital: only one class of ordinary shares

Fueling Tomorrow's Success: Fast growing & scalable business expected to drive profitability

*source: Frost & Sullivan report

WEBUY


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Chapter 2

Market size of community e-commerce

The Rise of Social E-commerce in Southeast Asia*

Making social shopping a new lifestyle for consumers and empowering consumers' purchases with an efficient, cost-saving model:

Penetration rate	Online groceries showing the strongest growth at **29%** in the year 2022
Southeast Asia's Gross Merchandising value	**US$280 billion** Representing 17% Compound annual growth rate (2022-2027)
Population	**402 million** Digital consumer population by 2027 (88% of total[1])
Online discovery	**Almost 50%** Online discovery is done through social media
Product video discovery	**21%** Online discovery is done through videos

- Social media users with **mutual interest and like-minded online behavior** are connected
- **Forming a community group through social platforms and communication software** such as Facebook, Instagram, WhatsApp, TikTok
- **Efficient cost-saving** through group purchases and bulk order
- Group leaders (also our customers) are **incentivized with the commission rate paid**
- Building a **strong customer base and customer loyalty**
- Through **"farm-to-table" supply model**, the Company substantially reduces last-mile delivery costs via **Group Leaders**
- **Interactive shopping** experience through social platforms and communication software

- Lower customer acquisition cost
- Attractive shopping platform
- High customer retention rate
- Community-driven experience for customers
- Strong community network
- Offer more competitive prices to customer
- Able to receive prompt feedback on the needs and wants of customers and respond quickly to the trends

WEBUY

***Extracted from:** Southeast Asia's Digital Consumers: A New Stage of Evolution | Bain & Company -https://www.bain.com/globalassets/noindex/2022/meta_bain_syncsea_2022.pdf

Market Overview: GDP and Per Capita Growth Rate


Nominal GDP and Growth Rate in Southeast Asia, 2016-2026E
2016-2021
2022-2026E
CAGR
4.9%
7.6%
Nominal GDP
YoY growth rate
Billion US$
%
2,646.2
2,854.3
3,059.8
3,239.8
3,086.1
3,361.0
3,648.1
3,960.1
4,263.2
4,569.7
4,892.8
7.9%
7.2%
5.9%
-4.7%
8.9%
8.5%
8.6%
7.7%
7.2%
7.1%
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E


Nominal GDP Per Capita and Growth Rate in Southeast Asia, 2016-2026E
2016-2021
2022-2026E
CAGR
3.9%
6.7%
Nominal GDP Per Capita
YoY growth rate
US$
%
4,165.7
4,445.5
4,716.4
4,939.7
4,659.2
5,035.7
5,416.5
5,826.9
6,217.6
6,607.2
7,014.8
6.7%
6.1%
4.7%
-5.7%
8.1%
7.6%
7.6%
6.7%
6.3%
6.2%
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

- According to IMF, the nominal GDP per capita in Southeast Asia increased from approximately US$4,165 to US$5,036 from 2016 to 2021
- Nominal GDP per capita is projected to reach US$7,014.8 by 2026

- According to IMF, the nominal GDP per capita in Southeast Asia increased from approximately US$4,164.7 to US$5,036 from 2016 to 2021
- Nominal GDP per capita is expected to reach US$7,015 by 2026

*** Source data extracted from Frost and Sullivan Industry report.*

WEBUY

Market Opportunity and Size



Market Size of E-commerce Industry (Southeast Asia), 2016-2026E
US$ billion
CAGR
2016-2021 54.5%
2022E-2026E 19.9%
250
200
150
100
50
0
9.3
14.0
21.1
33.6
58.1
82.0
113.6
146.1
176.1
205.1
234.5
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E



Market Size of Community E-commerce Industry (Southeast Asia), 2016-2026E
US$ Million
CAGR
2016-2021 78.1%
2022E-2026E 31.5%
225.0
403.2
716.8
1,238.4
2,610.0
4,030.0
5,184.0
6,936.0
9,432.0
11,935.5
15,503.0
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E
Market Size of Community E-commerce breakdown by product type (2021)
24.0%
22.0%
17.0%
14.0%
11.0%
7.0%
5.0%
Personal & Beauty Care
Apparel
Accessories
Home Products
Health Supplements
Food & Beverage
Others

(Source: Industry report by Frost & Sullivan)

- Webuy primarily operates in the Community E-commerce Industry which is a subcategory of the E-commerce Industry
- According to Frost & Sullivan, the market size of the Community E-commerce industry (Southeast Asia) is expected to reach **US$15.5B** in 2026, at a compound annual growth rate of **31.5%** from 2022 to 2026

*** Source data extracted from Frost and Sullivan Industry report.*


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Chapter 3

Cost-efficient Business Model

Significant Advantages Compared to Industry Peers

Low customer acquisition cost

Group leaders are trained via a partnership program to engage and onboard new customers in their social network, significantly lower customer acquisition costs.

High user retention

The Company consciously builds and updates its services tailored to the needs and trends of the local community, consistently providing engaging consumer experiences to maintain a high user retention ratio.

High inventory turnover

Through constant engagement with the community, the Company enhances its understanding of consumer demand and the volume of orders, building a more efficient inventory management process.

Low logistic cost

Through "farm-to-table" supply model, the Company substantially reduces last-mile delivery costs via Group Leaders, who host the group purchases at their place and liaises with the other customers who make up the collective order to collect their purchases.

WEBUY

Developed Global Supply Chain Capabilities

Leveraging highly specialized global logistics network to expand and replicate business models in similar markets quickly


Mainland China
Thailand
Vietnam
Malaysia
Singapore
Indonesia
Target markets (2022)
Target markets (2024)
Market Expansion
Major country importer
Major flow of imported products


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Chapter 4

Experienced leadership team

Experienced Leadership Team



Xue Bin

(Vincent Xue)
Chief Executive Officer, Chairman, Co-founder

- Co-founder and chief strategy officer, Ezbuy Group (later merged with Lightinthebox Holding Litb, a New York Stock Exchange listed company), May 2012 to August 2019
- He accumulated over 7 years of e-commerce experience.
- Bachelor of Science in Mechanics and Engineering Science, Fudan University, 2004
- Master of Science in Microelectronics, the National University of Singapore, 2008



Michelle Ting Ting Tan

(Michelle Tan)
Chief Operating Officer, Director

- Team leader, Alfestco Ptd Ltd, December 2012 to January 2017
- Management trainee, Ezbuy, July 2017 to May 2018
- Bachelor of engineering with honors, National University of Singapore, 2017



Liu Lei

(Andy Liu)
Chief Technology Officer

- System architect, JD.com, August 2011 to September 2014
- Technical director, Vancl (Beijing) Technology Co., Ltd., October 2014 to September 2017
- Bachelor's degree in computer science, Beihua University, 2006



Phang Ai Lian

(Catherine Phang)
Chief Financial Officer

- Has more than 15 years of work experience in the field of accounting and has worked in large accounting firms such as KPMG, various MNCs, and startups
- Extensive exposure to regional markets and possesses strong management skills in leading a team across geographical regions
- Bachelor of Commerce in accounting and finance, Curtin University of Technology, Australia

WEBUY

Experienced Independent Directors



William Chang Tat-Nin

(William Chang)

- Independent Director Nominee
- Chair of the Nominating Committee and the Compensation Committee
- Member of the Audit Committee
- Over 25 years of experience in the telecommunication industry.
- Extensive business management, operations, and business development experiences with an excellent track record for start-ups, business transformation and sustainable business growth, with proven track records and a network of executive contacts in the Asia Pacific region and Canada/USA.



Tu Lixia

(Lisa Tu)

- Independent Director Nominee
- Chair of Audit Committee
- Member of the Nominating Committee
- Member of the Compensation Committee
- Over 15 years of experience in auditing and financial reporting.



Qiao Lizhi

(Frank Qiao)

- Independent Director Nominee
- Member of the Audit Committee
- Member of the Nominating Committee
- Member of the Compensation Committee
- Over 14 years of experience in the tech hardware and e-commerce industry.

WEBUY



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Financial Highlights

Financial Highlights

- Revenue increased approximately $22.3 million or 99.9% to approximately $44.6 million for the year ended December 31, 2022, from approximately $22.3 million for the year ended December 31, 2021
  - Revenue growth is driven by an increase in our groceries sales in Singapore, as well as the rapid growth of groceries sales in Indonesia following entry into the market in 2020
  - Launched a new business in Singapore for selling packaged tours in January 2022; generated revenue of more than $6.4 million in the first year
- Sales & marketing expenses decreased from 19.3% of revenue in 2021 to 9.3% of revenue in 2022
- G&A expense decreased from 19.8% of revenue in 2021 to 12.9% of revenue in 2022
- Solid balance sheet and clean capital structure



Revenue (Audited)
US$
50,000,000
45,000,000
40,000,000
35,000,000
30,000,000
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
-
US$22.30 million
US$44.56 million
Fiscal year 2021
Fiscal year 2022



Gross profit (Audited)
US$
4,000,000
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
-
US$2.5million
US$3.75 million
Fiscal year 2021
Fiscal year 2022

WEBUY



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Chapter 6

Growth Strategies

Growth Strategies

Fast Growing & Scalable Business Expected to Drive Profitability

Phase I *Utilizing a strong supply chain to build up the community*	Phase II *Scalable business model*	Phase III *Overseas expansion*
▪ Build up our community by offering a **more competitive value proposition** than products offered through traditional supply chains ▪ Cutting out intermediaries from a traditional supply chain model and deploying Group Leaders to identify demand for products and place orders on a consolidated bulk purchase basis allows us to **offer competitive pricing through the elimination of costs associated with middlemen or agents, as well as diseconomies of scale.**	▪ Our business centers around **building a strong community network, brand loyalty, and positioning** providing us with a solid customer base to venture into new product offerings and business segments ▪ The Company introduces its **new travel service offerings** to existing customers, **achieving $6.4m in sales in the first year.**	▪ **Replicate this business model in other SEA markets** with similar market dynamics and economic conditions, such as Vietnam, Thailand, and Malaysia in 2023 and 2024. ▪ The Company believes securing a solid foothold in large emerging markets will further **enhance our profitability and business size.**

Thank you!

Issuer

WEBUY GLOBAL LTD
35 Tampines Street 92
Singapore 528880
Email: hr@webuy.global

Underwriter

EF Hutton, division of Benchmark Investments, LLC
590 Madison Avenue, 39th Floor
New York, NY 10022

Investor Relations

Crescendo Communications, LLC
405 Lexington Ave, 9th Floor
New York, NY 10174
Tel: +1 212-671-1020
Email: wbuy@crescendo-ir.com

WEBUY


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Appendix

Appendix - Corporate Structure


GBUY GLOBAL LTD
Pre-offering: 35.52%
Post-offering: 33.11%
Other existing shareholders
Pre-offering: 64.48%
Post-offering: 60.10%
IPO investors
Pre-offering: 0%
Post-offering: 6.79%
WEBUY GLOBAL LTD.
("WeBuy")
(a Cayman Islands company)
100%
New Retail International Pte. Ltd.
("New Retail")
(a Singapore company)
100%
The Shopaholic Bear Pte. Ltd.
("TSB")
(a Singapore company)
100%
Bear Bear Pte. Ltd.
("BBPL")
(a Singapore company)
95%
PT WEBUY SOCIAL INDONESIA
("PTWB")
(a Indonesia company)

WEBUY

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Appendix: SE Asia – Internet Users & Growth Rate



Internet Users and Growth Rate in Southeast Asia, 2016-2026E
2016-2021
2022-2026E
CAGR
8.9%
4.3%
Internet Users
YoY growth rate
Millions (Persons)
%
315.6
340.8
391.9
426.9
460.9
483.8
508.6
532.5
555.7
579.2
602.3
8.0%
15.0%
8.9%
8.0%
5.0%
5.1%
4.7%
4.3%
4.2%
4.0%
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E
Source: World Bank, Frost & Sullivan

- Internet users in Southeast Asia increased from 315.6 million to 483.8 million from 2016 to 2022.
- Internet Users in Southeast Asia are expected to reaching 602.3 million in 2026

WEBUY

** Source data extracted from Frost and Sullivan Industry report.